EXHIBIT 10.1

March 11, 2015

Advice Interactive Group, LLC

Coleman Revocable Trust

Randall Turner

Todd Bryson

c/o Advice Interactive Group, LLC

7850 Collin McKinney Parkway, Suite 300

McKinney, TX 75070

Re:   Advice Interactive Group, LLC

Ladies and Gentlemen:

This binding letter of intent will confirm that UBL Interactive, Inc., a Delaware corporation (“Buyer”), is interested in acquiring the digital agency and interactive marketing business (the “Business”) of Advice Interactive Group, LLC, a Texas limited liability company (“Advice”), from the members of Advice, as authorized by the voting members of Advice (the “Sellers”). In this letter, such acquisition as described more fully below and in Exhibit A hereto is sometimes called the “Transaction,” and the Buyer and Seller are each a “Party” and together the “Parties”.

The Parties wish to commence negotiating definitive written agreements providing for the Transaction and necessary related documents (the “Definitive Agreements”). The execution of any Definitive Agreements will be subject to the satisfactory completion of the Parties’ respective ongoing due diligence investigation of the other Party and certain other conditions described herein and will also be subject to approval by the Parties’ respective boards of directors.

The Parties intending this letter to be binding and enforceable, and that it will inure to the benefit of the Parties and their respective successors and assigns, agree as follows:

1.	BASIC TRANSACTION

Based upon the information currently known to Buyer, it is proposed that the Definitive Agreements will include the terms set forth in Exhibit A attached hereto. Assuming that each Party’s business, legal and financial due diligence review is satisfactory to it and subject to the other conditions set forth herein, execution of Definitive Agreements is expected to be effected by March 9, 2015 and closing of the Transaction is expected to occur by April 7, 2015.

2.	OTHER TERMS

Each of the Parties intends to use good faith, commercially reasonable efforts to complete its due diligence and, if satisfactory, to negotiate, execute, and deliver the Definitive Agreements for the Transaction and to satisfy all conditions to closing and to close the Transaction within the time frame set forth above. The Definitive Agreements will contain usual and customary terms, conditions, covenants, representations, indemnities, and other provisions.

The consummation of the Transaction by Buyer and Sellers will be subject to the satisfaction of various conditions required to be satisfied prior to the execution of Definitive Agreements, which would include, but not be limited to, the following:

(a)	Satisfactory completion of technical, legal and financial due diligence by Buyer and Sellers, in its sole discretion;

(b)	Obtaining all necessary consents and approvals for the Transaction, including all legal and regulatory approvals and any approvals required from third parties;

(c)	Completion and agreement on all final terms and conditions of all documents and instruments required to conclude the transactions contemplated hereby including, without limitation, the Definitive Agreements, and the due execution thereof;

(d)	The truth and accuracy of the representations and warranties of Buyer, Sellers and Advice set forth in the Definitive Agreements;

(e)	Absence of pending or threatened litigation, claims, investigations or other matters affecting Buyer, Sellers or Advice or the Transaction;

(f)	Absence of any material adverse change in the Business or condition, financial or otherwise, of Buyer or Advice prior to execution of the Definitive Agreements;

(g)	Buyer, Sellers and Advice will have performed or complied in all material respects with all agreements required by the Definitive Agreements to be performed or complied with by them;

(h)	approval by Buyer’s and Advice’s board of directors, respectively; and

(i)	such other conditions as are customary in transactions of this type.

3.	ACCESS

During the Exclusivity Period (as defined below), Sellers will, and will cause Advice to, afford Buyer and its duly authorized representatives full and free access (at reasonable times) to relevant books, records, documents, data and personnel of Sellers and Advice relating to the Transaction, subject to Paragraph 5, and will cooperate in Buyer’s due diligence investigation. During the Exclusivity Period (as defined below), Buyer will, afford Sellers and its duly authorized representatives full and free access (at reasonable times) to relevant books, records, documents, data and personnel of Buyer relating to the Transaction, subject to Paragraph 5, and will cooperate in Sellers’ due diligence investigation.

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4.	EXCLUSIVE DEALING

In consideration of the time, effort and expense incurred to date and anticipated to be incurred by Buyer in connection with its consideration of the Transaction, Sellers and Advice agree as follows:

(a)	From and after the date of the execution of this letter by Sellers and Advice through and including the date that is ninety (90) calendar days after the date of the execution of this letter by Sellers and Advice (the “Exclusivity Period”), none of Sellers or Advice or their respective officers, directors, partners, members, shareholders, employees, affiliates, agents, advisors or representatives (collectively, “Representatives”) will, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of, or provide any information to, any other person relating to any sale or other transfer of the Business or any of the material assets of, or any equity interest in, Advice, or to the Transaction or any similar transactions; and

(b)	Sellers will immediately notify Buyer regarding any contact between any of the Sellers or Advice or their respective Representatives and any other person regarding any such offer or proposal or any related inquiry and, if made in writing, furnish Buyer a copy thereof. Upon such an event, the Exclusivity Period shall automatically be extended for an additional thirty (30) calendar days, provided that Buyer has provided to Sellers and Advice a draft set of Definitive Agreements during the original Exclusivity Period.

In the event that any of the Sellers or Advice or their respective Representatives should breach this Paragraph 4, Sellers and Advice agree that Buyer would not have an adequate remedy at law and would be irreparably harmed. It is accordingly agreed that Buyer shall be entitled to equitable relief, including any injunction and specific performance, in the event of any breach of the provisions of this Paragraph 4, in addition to all other remedies available to Buyer at law or in equity. In the event that Sellers or Advice unilaterally terminate and/or breach this letter and/or do not effectuate the Transaction described herein, then Advice agrees to immediately pay Buyer, in cash, the greater of Buyer’s professional fees and expenses or 3.5% of the equity value of the Transaction as a break-up fee. This fee will not serve as the exclusive remedy to Buyer under this letter in the event of a breach by any of Sellers or Advice of Paragraph 4 of this letter or any other of the material provisions, and Buyer will be entitled to all other rights and remedies provided by law or in equity.

In consideration of the time, effort and expense incurred to date and anticipated to be incurred by Sellers in connection with their consideration of the Transaction, Buyer agrees as follows:

(a)	From and after the date of the execution of this letter by Buyer through and including the date that is ninety (90) calendar days after the date of the execution of this letter by Buyer (the “Exclusivity Period”), neither of Buyer or its officers, directors, partners, members, shareholders, employees, affiliates, agents, advisors or representatives (collectively, “Representatives”) will, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of, or provide any information to, any other person relating to any sale or other transfer of the Business or any of the material assets of, or any equity interest in, Buyer, or to the Transaction or any similar transactions; and

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(b)	Buyer will immediately notify Sellers regarding any contact between the Buyer or its Representatives and any other person regarding any such offer or proposal or any related inquiry and, if made in writing, furnish Sellers a copy thereof. Upon such an event, the Exclusivity Period shall automatically be extended for an additional thirty (30) calendar days, provided that Sellers have provided to Buyer a draft set of Definitive Agreements during the original Exclusivity Period.

In the event that Buyer or its Representatives should breach this Paragraph 4, Buyer agrees that Sellers would not have an adequate remedy at law and would be irreparably harmed. It is accordingly agreed that Sellers shall be entitled to equitable relief, including any injunction and specific performance, in the event of any breach of the provisions of this Paragraph 4, in addition to all other remedies available to Sellers at law or in equity. In the event that Buyer unilaterally terminates and/or breaches this letter and/or does not effectuate the Transaction described herein, then Buyer agrees to immediately pay Advice, in cash, the greater of Sellers’ professional fees and expenses or 3.5% of the equity value of the Transaction as a break-up fee. This fee will not serve as the exclusive remedy to Sellers under this letter in the event of a breach by Buyer of Paragraph 4 of this letter or any other of the material provisions, and Sellers will be entitled to all other rights and remedies provided by law or in equity.

5.	CONFIDENTIALITY

The Parties hereby agree to maintain the confidentiality of the Transaction and of this letter, including its purpose, terms, content and existence, as well as all information and data provided by Sellers or Advice or their respective Representatives to Buyer or its Representatives, or by Buyer or its Representatives to Sellers or Advice or their respective Representatives pursuant hereto (collectively, “Confidential Information”). Each of the Parties shall use at least the same degree of care to safeguard and to prevent the disclosure, publication, dissemination, destruction, loss or alteration of the other Party’s Confidential Information as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss, or alteration of its own information (or information of its customers) of a similar nature, but in no case less than reasonable care. Neither Sellers or Advice or their respective Representatives on the one hand nor Buyer or its Representatives on the other hand may use any of such Confidential Information for any purpose other than to evaluate, negotiate and perform the Transaction and the other transactions contemplated hereby. Neither Sellers or Advice or their respective Representatives on the one hand nor Buyer or its Representatives on the other hand shall disclose any Confidential Information to any other person without the disclosing Party’s prior written consent, except to its Representatives who shall have a valid need to know in connection with the purposes of this letter and who are bound by confidentially obligations to the disclosing Party at least as extensive as the provisions of this Paragraph 5. Each Party agrees to take all steps reasonably necessary to insure the compliance by all of its Representatives with this provision concerning confidentiality.

Notwithstanding the foregoing, the receiving Party or its Representatives may disclose Confidential Information without the disclosing Party’s prior written consent, and such information shall no longer be deemed Confidential Information for all purposes of this letter, only to the extent such information: (a) is already known to the receiving Party or its Representatives as of the date of disclosure hereunder without breach of any confidentiality obligation; (b) is already in possession of the public or becomes available to the public other than through the act or omission of the receiving Party or any of its Representatives; (c) is in the opinion of legal counsel to the receiving Party or its Representatives required to be disclosed under applicable law or governmental order, decree, regulation or rule; or (d) is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by the receiving Party or its Representatives.

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In the event that the receiving Party or any of its Representatives is required by law or governmental order, decree, regulation or rule to disclose any of the Confidential Information, the receiving Party agrees to (i) promptly notify the disclosing Party of such requirement and (ii) reasonably assist the disclosing Party in seeking a protective order or other appropriate remedy without being required to become a party to any litigation or incur more than de minimis out-of-pocket expenses). In the event that such protective order or other remedy is not obtained, (a) the receiving Party or its Representative, as the case may be, may disclose to only that portion of the Confidential Information which it is advised by counsel is required to be disclosed, and shall exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded such portion of the Confidential Information, and (b) the receiving Party shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by receiving Party (or any of its representatives) not permitted by this letter.

The receiving Party acknowledges and agrees that the disclosing Party would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Paragraph 5 are not performed in accordance with their terms or are otherwise breached. It is accordingly agreed that the disclosing Party and its affiliated companies shall be entitled to equitable relief, including any injunction and specific performance, in the event of any breach of the provisions of this Paragraph 5, in addition to all other remedies available to the disclosing Party at law or in equity.

The Confidential Information shall remain the property of the disclosing Party, and the disclosing Party may demand the return or destruction thereof at any time upon giving written notice to the receiving Party, within thirty (30) days of receipt of such notice, the receiving Party shall, at its option, return, or cause its Representatives to return, or destroy, or cause its Representatives to destroy, all of the Confidential Information (both written and electronic) in its or its Representatives’ possession. Notwithstanding anything to the contrary herein, it is understood and agreed that the receiving Party may retain one copy of the Confidential Information for archival purposes, which copies shall be subject to the provisions hereof until the same are destroyed.

The obligations of the Parties under this Paragraph 6 with respect to any Confidential Information shall continue for a period of two years after the disclosure to the receiving Party thereof.

6.	COSTS

Except as otherwise provided herein, Sellers and Advice and their respective Representatives on the one hand and Buyer and its Representatives on the other hand will be responsible for and bear all of its/their respective costs and expenses (including any broker’s or finder’s fees and the expenses of their representatives) incurred at any time in connection with the preparation, negotiation and execution of this letter and with pursuing or consummating the Transaction.

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7.	PUBLIC ANNOUNCEMENT

The Parties agree that any public announcement or press release relating to the Transaction is subject to Buyer’s and Sellers’ prior written approval (which will not be unreasonably withheld or delayed) except as required by law or applicable regulation. Sellers and Advice understand that Buyer will be required to file a Current Report Form 8-K with the Securities and Exchange Commission within four business days after the execution of this letter, which Form 8-K will set forth the material terms of the Transaction.

8.	BUYER STOCK

Sellers acknowledge that Buyer is a publicly held corporation whose stock is traded on the OTC Markets QB Tier. During the term of this letter, Sellers agree: (i) to not purchase, sell (including any short sale, whether or not “against the box”) or hypothecate Buyer stock; and (ii) to advise its Representatives not to do so.

9.	CONDUCT OF BUSINESS

During the Exclusivity Period, Advice and Buyer shall continue to conduct the Business in the ordinary course and shall not undertake any extraordinary business activities relating thereto without the other Party’s prior written consent. The closing of the Transaction is contingent upon the absence of any material adverse change, financial or otherwise, in the Business prior to execution of the Definitive Agreements and the conditions to closing, as the case may be, set forth in the Definitive Agreements.

10.	TERMINATION

The provisions of this letter will automatically terminate upon the earliest of the following: (i) the last day of the Exclusivity Period, (ii) execution of the Definitive Agreements by all Parties, and (iii) the mutual written agreement of Buyer and Sellers; provided, however, that the termination of this letter will not affect the liability of a Party for breach of any of the provisions of the letter prior to the termination. Paragraphs 4, 5 and 11 will survive such termination and remain in full force and effect.

11.	INDEMNIFICATION

Sellers represent and warrant that Buyer will not incur any liability in connection with the consummation of the acquisition of the Business to any third party with whom Sellers or their agents have had discussions regarding the disposition of the Business, and Sellers agree to indemnify, defend and hold harmless Buyer, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. Buyer represents and warrants that Sellers will not incur any liability in connection with the consummation of the acquisition of the Business to any third party with whom Buyer or its agents have had discussions regarding the disposition of the Business, and Buyer agrees to indemnify, defend and hold harmless Sellers or, as applicable, their respective officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this paragraph 11 will survive the termination of this letter.

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12.	MISCELLANEOUS

(a)	Entire Agreement. This letter supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

(b)	Time. Time is of the essence with respect to this letter and the completion of the Transaction.

(c)	Modification. This letter may only be amended, supplemented, or otherwise modified by a writing executed by the Parties.

(d)	Governing Law. This letter and all matters relating to or arising out of the Transaction and the other transactions contemplated hereby and the rights of the parties (sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of New York, without regard to conflicts of laws principles that would require the application of any other law.

(e)	Jurisdiction; Service of Process. Any proceeding arising out of or relating to the Possible Transactions shall be brought in the State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to the Possible Transactions in any other court. Each Party acknowledges and agrees that this Paragraph 12(e) constitutes a voluntary and bargained-for agreement between the Parties. Process in any proceeding may be served on any Party anywhere in the world.

(f)	Counterparts. This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Parties. A manual signature on this letter whose image shall have been transmitted electronically will constitute an original signature for all purposes. The delivery of copies of this letter, including executed signature pages, by electronic transmission will constitute effective delivery of this letter for all purposes.

[Signature page follows.]

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If you are in agreement with the foregoing, please sign and return to Buyer one copy of this letter by the close of business on March 4, 2015, which thereupon will constitute our understanding and a binding agreement with respect to its subject matter.

Very truly yours,

UBL INTERACTIVE, INC.

By:	/s/Doyal Bryant
Name: Doyal Bryant
Title: Chief Executive Officer

Agreed to on March 11, 2015.

ADVICE INTERACTIVE GROUP, LLC

By:	/s/Bernadette Coleman
Name: Bernadette Coleman
Title: Chief Executive Officer

COLEMAN REVOCABLE TRUST

By:	/s/Thomas Coleman
Name: Thomas Coleman
Title: Chief Financial Officer

By:	/s/Randall Turner
Name: Randall Turner
Title: Chief Operating Officer

By:	/s/Todd Bryson
Name: Todd Bryson
Title: Managing Director Technology Products

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EXHIBIT A

Buyer	UBL Interactive, Inc.

Sellers	Coleman Revocable Trust, Randall Turner and Todd Bryson, as holders of Class A voting units of membership interest in Advice, and holders of Class B non-voting units of membership interest in Advice.

Advice	Advice Interactive Group, LLC.

Form of Acquisition	Purchase of substantially all of the assets of Advice associated with the Business including, but not limited to all inventories, all intellectual property, all cash and bank accounts, all accounts and notes receivable, all contracts and agreements, all equipment, all legally assignable government permits, and certain documents, files and records containing technical support and other information pertaining to the operation of the Business; and assumption as of the closing date of only those liabilities and obligations of Advice having arisen in connection with the operation of the Business prior to the closing date. All purchased assets and assumed liabilities shall be itemized on schedules to the Definitive Agreements.

Consideration	In consideration for the acquisition of the Business, Buyer shall issue to Sellers and the holders of Advice Class B non-voting membership interests, on a fully diluted, pro rata basis, a number of shares of Buyer common stock equal to forty-five percent (45%) of the Buyer common stock to be outstanding immediately following the closing of the Transaction. Outstanding options and warrants shall not be counted for purposes of this calculation: options and warrants of Buyer shall remain outstanding; options and/or warrants of Advice shall be exchanged for warrants of Buyer at the same ratio applicable to Sellers with respect to the exchange of their Advice membership interests. Shares of Buyer common stock that may be issued upon the conversion of outstanding promissory notes shall also not be counted for purposes of the calculation. Additionally, as to be more fully specified in the Definitive Agreements, the Company will issue to Sellers (Coleman Revocable Trust, Randall Turner and Todd Bryson) options and/or warrants to purchase up to 3,500,000 shares of Company common stock. Such options or warrants shall vest over a period of three years from the date of closing of the Transaction.

Indemnification Escrow	Ten percent (10%) of the shares of Buyer common stock to be issued as consideration for the Transaction will be placed in escrow for a period of 12 months following the closing of the Transaction as the sole security for the indemnification obligations of Sellers to be included in the Definitive Agreements.

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Financing	Buyer shall obtain financing sufficient (i) to repay its existing outstanding indebtedness; (ii) to repay existing indebtedness of Advice including up to $1,250,000 to Cypress, $600,000 to SVB, up to $75,000 to Amex and up to $70,000 to Sellers; and (iii) to provide working capital to be used in its discretion. Any warrants or other forms of Buyer equity that may be issued in connection with a financing shall not be included in the calculation of the consideration to be paid to the Sellers.

Board of Directors/Executive Officers

As currently contemplated, Buyer will have a board of directors immediately following the closing of the Transaction made up of seven members. Buyer shall be entitled to designate three directors to the board, one of whom shall be independent, and Sellers shall be entitled to designate three members, one of whom shall be independent.  The final director to the board, who shall be independent, shall be mutually agreed upon by Buyer and Sellers.  In the event, Buyer and Sellers cannot after good faith discussions agree, the two independent directors shall designate the final director. Doyal Bryant shall remain as Chairman of the board of directors.

Each of Buyer and Sellers shall have the right to appoint two executive officers. Doyal Bryant shall remain as Chief Executive Officer and David Jaques shall remain as Chief Financial Officer of Buyer.

Employment Agreements	The current executive officers of Advice (to be identified in the Definitive Agreements) shall be retained by Buyer following the closing of the Transaction subject to non-disclosure/non-compete and executive employment agreements the terms of which shall be determined by the Buyer board of directors and compensation committee.

Closing Date	Anticipated on or about April 7, 2015.

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